Exhibit 99.1

Boot Barn Holdings, Inc. Announces First Quarter Fiscal Year 2027 Financial Results

IRVINE, California – July 29, 2026 – Boot Barn Holdings, Inc. (NYSE: BOOT) (the “Company,” “we,” “us,” and “our””) today announced its financial results for the first fiscal quarter ended June 27, 2026. A Supplemental Financial Presentation is available at investor.bootbarn.com.

For the quarter ended June 27, 2026 compared to the quarter ended June 28, 2025:

●	Net sales increased 17.7% to $593.5 million.
●	Same store sales increased 4.7%, with retail store same store sales increasing 3.8% and e-commerce same store sales increasing 13.4%.
●	Tariff refunds of $14.7 million were recognized in cost of goods sold during the current-year period.
●	Net income was $70.1 million, or $2.29 per diluted share, compared to $53.4 million, or $1.74 per diluted share, in the prior-year period.
●	Included in net income per diluted share is an estimated $0.38 per share benefit from tariff refunds.
●	The Company opened 27 new stores, bringing its total store count to 566 as of the quarter end.

John Hazen, Chief Executive Officer, commented, “We are pleased with our strong start to fiscal 2027, as first quarter results exceeded our expectations and reflected broad-based strength across the business. Our team continues to execute at a high level, delivering solid same store sales growth, expanding margin, and opening new stores that continue to perform above our expectations."

Mr. Hazen continued, "Exiting our first quarter, fiscal July sales moderated given the more challenging year-over-year comparisons. While July's sales came in slightly below our expectations, we believe the shortfall primarily reflected the impact of seasonal events and concerts on our business during a lower-volume month. We remain confident in our outlook for the balance of the fiscal year and believe our four strategic initiatives continue to strengthen our competitive position and support long-term profitable growth.”

Operating Results for the First Quarter Ended June 27, 2026 Compared to the First Quarter Ended June 28, 2025

●	Net sales increased 17.7% to $593.5 million from $504.1 million in the prior-year period. Consolidated same store sales increased 4.7%, with retail store same store sales increasing 3.8% and e-commerce same store sales increasing 13.4%. The increase in net sales was the result of incremental sales from new stores and the increase in consolidated same store sales.
●	Gross profit was $239.9 million, or 40.4% of net sales, compared to $197.2 million, or 39.1% of net sales, in the prior-year period. Included in gross profit is $14.7 million of tariff refunds recognized in cost of goods sold during the current-year period. The remaining increase was driven by an increase in sales, partially offset by the occupancy costs of new stores. The 130 basis-point increase in gross profit rate was driven primarily by a 220 basis-point increase in merchandise margin rate partially offset by 90 basis points of deleverage in buying, occupancy and distribution center costs. The 220 basis-point increase in merchandise margin rate was primarily driven by a 250 basis-point benefit from tariff refunds recognized during the current-year period and 60 basis points of product margin expansion, partially offset by a 90 basis-point headwind due to higher freight expense in the current-year period. The deleverage in buying, occupancy and distribution center costs was driven by the occupancy costs of new stores.

●	Selling, general and administrative (“SG&A”) expenses were $149.4 million, or 25.2% of net sales, compared to $126.5 million, or 25.1% of net sales, in the prior-year period. The increase in SG&A expenses compared to the prior-year period was primarily the result of higher store payroll and store-related expenses associated with operating more stores, corporate general and administrative expenses, and marketing expenses in the current-year period. SG&A expenses as a percentage of net sales deleveraged by 10 basis points primarily as a result of the timing of marketing expenses.
●	Income from operations increased $19.8 million to $90.5 million, or 15.3% of net sales, compared to $70.7 million, or 14.0% of net sales, in the prior-year period, primarily due to the factors noted above.
●	Income tax expense was $22.3 million, or a 24.1% effective tax rate, compared to $17.9 million, or a 25.1% effective tax rate, in the prior-year period. The decrease in the effective tax rate was primarily due to a higher income tax benefit from income tax accounting for stock-based compensation in the current-year period.
●	Net income was $70.1 million, or $2.29 per diluted share, compared to $53.4 million, or $1.74 per diluted share, in the prior-year period. Included in net income per diluted share is an estimated $0.38 per share benefit from tariff refunds. The increase in net income was primarily attributable to the factors noted above.

Sales by Channel

The following table includes total net sales growth and same store sales (“SSS”) growth/(decline) for the periods indicated below.

					Preliminary
	Thirteen Weeks				Four Weeks
	Ended	Four Weeks	Four Weeks	Five Weeks	Ended
	June 27, 2026	Fiscal April	Fiscal May	Fiscal June	July 25, 2026

Total Net Sales Growth	17.7%	17.2%	16.1%	19.5%

Retail Stores SSS	3.8%	3.8%	3.1%	4.4%	(1.2)%
E-commerce SSS	13.4%	18.3%	6.1%	15.9%	10.7%
Consolidated SSS	4.7%	5.0%	3.4%	5.4%	0.0%

Tariff Refunds

The following table reflects the impact of tariff refunds for the first quarter ended June 27, 2026 and the estimated impact for the remainder of fiscal 2027.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal Year
	Ended	Ending	Ending	Ending	Ending
(in millions, except per share data)	June 27, 2026	September 26, 2026	December 26, 2026	March 27, 2027	March 27, 2027

Cost of goods sold	$14.7	$2.4	$0.7	$—	$17.8
Interest income	$0.5	$—	$—	$—	$0.5
Diluted EPS impact	$0.38	$0.06	$0.02	$—	$0.46

Balance Sheet Highlights as of June 27, 2026

●	Cash of $139 million.
●	The Company repurchased 158,451 shares of its common stock during the thirteen weeks ended June 27, 2026, for an aggregate purchase price of $25.0 million under its $200 million authorized repurchase program.

●	Average inventory per store increased approximately 1.2% on a same-store basis compared to June 28, 2025.
●	Zero drawn under the revolving credit facility, the capacity of which was increased from $250 million to $500 million on July 28, 2026.

Fiscal Year 2027 Outlook

The Company is providing updated guidance for the fiscal year ending March 27, 2027, which supersedes in its entirety the previous guidance issued in its fourth fiscal quarter and fiscal year 2026 earnings report on May 14, 2026. For the fiscal year ending March 27, 2027, the Company now expects:

●	To open 70 stores.
●	Total sales of $2.580 billion to $2.625 billion, representing growth of 14% to 16% over Fiscal 2026.
●	Consolidated same store sales growth of 2.0% to 4.0%, with retail store same store sales growth of 1.0% to 3.0% and e-commerce same store sales growth of 11.0% to 13.0%.
●	Merchandise margin between $1.347 billion and $1.370 billion, or approximately 52.2% of sales. Included in merchandise margin is an estimated $17.8 million benefit related to tariff refunds.
●	Gross profit between $993 million and $1.016 billion, or approximately 38.5% to 38.7% of sales.
●	SG&A expenses between $636 million and $642 million, or approximately 24.7% to 24.4% of sales.
●	Income from operations between $357 million and $374 million, or approximately 13.8% to 14.3% of sales.
●	Net income of $267.9 million to $281.0 million.
●	Net income per diluted share of $8.80 to $9.23, based on 30.45 million weighted average diluted shares outstanding. Included in net income per diluted share is an estimated $0.46 benefit related to tariff refunds.
●	Effective tax rate of 25.7% for the remaining nine months of the fiscal year.
●	Capital expenditures between $125 million and $130 million, which is net of estimated landlord tenant allowances of $47.6 million.

For the second fiscal quarter ending September 26, 2026, the Company expects:

●	Total sales of $572 million to $582 million, representing growth of 13% to 15% over the prior-year period.
●	Consolidated same store sales of flat to 2.0% growth, with retail store same store sales declines of (1.0)% to growth of 1.0% and e-commerce same store sales growth of 10.0% to 12.0%.
●	Merchandise margin between $297 million and $302 million, or approximately 51.8% of sales. Included in merchandise margin is an estimated $2.4 million benefit related to tariff refunds.
●	Gross profit between $208 million and $213 million, or approximately 36.3% to 36.6% of sales.
●	SG&A expenses between $145 million and $146 million, or approximately 25.4% to 25.1% of sales.
●	Income from operations between $63 million and $67 million, or approximately 11.0% to 11.5% of sales.
●	Net income per diluted share of $1.55 to $1.65, based on 30.4 million weighted average diluted shares outstanding. Included in net income per diluted share is an estimated $0.06 benefit related to tariff refunds.

Conference Call Information

A conference call to discuss the financial results for the first fiscal quarter ended June 27, 2026, is scheduled for today, July 29, 2026, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (844) 825-9789. The conference call will also be available to interested parties through a live webcast at investor.bootbarn.com. Please visit the website and select the “Events and Presentations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A Supplemental Financial Presentation is also available on the investor relations section of the Company’s website. A telephone replay of the call will be available until August 29, 2026, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 10210645. Please note participants must enter the conference identification number in order to access the replay.

About Boot Barn

Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. The Company offers its loyal customer base a wide selection of work and lifestyle brands. As of the date of this release, Boot Barn operates 571 stores in 49 states. For more information, call 888-Boot-Barn or visit www.bootbarn.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements refer to the Company’s current expectations and projections relating to, by way of example and without limitation, the Company’s financial condition, liquidity, profitability, results of operations, margins, plans, objectives, strategies, future performance, business, and industry. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “plan“, “intend”, “believe”, “may”, “might”, “will”, “could”, “should”, “can have”, “likely”, “outlook”, and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events, but not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions that the Company’s management has made in light of their industry experience and on their perceptions of historical trends, current conditions, expected future developments and other factors that they believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. These risks, uncertainties, and assumptions include, but are not limited to, the following: decreases in consumer spending due to declines in consumer confidence, local economic conditions, or changes in consumer preferences; the impact that import tariffs and other trade restrictions imposed by the U.S. or other countries have had, and may continue to have, on our product costs and changes to U.S. or other countries’ trade policies and tariff and import/export regulations; the Company’s ability to effectively execute on its growth strategy; and the Company’s failure to maintain and enhance its strong brand image, to compete effectively, to maintain good relationships with its key suppliers, and to improve and expand its exclusive product offerings. The Company discusses the foregoing risks and other risks in greater detail under the heading “Risk factors” in the periodic reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. Because of these factors, the Company cautions that you should not place undue reliance on any of these forward-looking statements. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company. Further, any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company does not intend to update or revise the forward-looking statements in this press release after the date of this press release.

Investor Contact:
ICR, Inc.

Brendon Frey, 203-682-8216

BootBarnIR@icrinc.com

or

Company Contact:
Boot Barn Holdings, Inc.

Mark Dedovesh, 949-453-4489

Senior Vice President, Investor Relations & Financial Planning

BootBarnIRMedia@bootbarn.com

Boot Barn Holdings, Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	June 27,	March 28,
	2026	2026
Assets
Current assets:
Cash and cash equivalents	$139,262	$141,036
Accounts receivable, net	29,387	15,264
Inventories	900,040	844,637
Prepaid expenses and other current assets	25,174	33,462
Total current assets	1,093,863	1,034,399
Property and equipment, net	542,618	514,108
Right-of-use assets, net	667,251	638,425
Goodwill	197,502	197,502
Intangible assets, net	58,981	58,981
Other assets	8,756	6,660
Total assets	$2,568,971	$2,450,075
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$176,477	$142,126
Accrued expenses and other current liabilities	167,294	159,103
Short-term lease liabilities	88,557	89,743
Total current liabilities	432,328	390,972
Deferred taxes	53,964	51,711
Long-term lease liabilities	717,492	683,737
Other liabilities	6,437	4,999
Total liabilities	1,210,221	1,131,419

Stockholders’ equity:
Common stock, $0.0001 par value; June 27, 2026 - 100,000 shares authorized, 31,171 shares issued; March 28, 2026 - 100,000 shares authorized, 30,998 shares issued	3	3
Preferred stock, $0.0001 par value; 10,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	267,957	263,253
Retained earnings	1,199,960	1,129,848
Less: Common stock held in treasury, at cost, 839 and 614 shares at June 27, 2026 and March 28, 2026, respectively	(109,170)	(74,448)
Total stockholders’ equity	1,358,750	1,318,656
Total liabilities and stockholders’ equity	$2,568,971	$2,450,075

Boot Barn Holdings, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended
	June 27,	June 28,
	2026	2025
Net sales	$593,515	$504,067
Cost of goods sold	353,623	306,846
Gross profit	239,892	197,221
Selling, general and administrative expenses	149,366	126,501
Income from operations	90,526	70,720
Interest expense	347	343
Other income, net	2,226	911
Income before income taxes	92,405	71,288
Income tax expense	22,293	17,880
Net income	$70,112	$53,408

Earnings per share:
Basic	$2.31	$1.75
Diluted	$2.29	$1.74
Weighted average shares outstanding:
Basic	30,361	30,596
Diluted	30,601	30,750

Boot Barn Holdings, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Thirteen Weeks Ended
	June 27,	June 28,
	2026	2025
Cash flows from operating activities
Net income	$70,112	$53,408
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	22,254	17,518
Stock-based compensation	4,512	3,676
Noncash lease expense	22,302	17,926
Amortization of debt issuance fees	27	27
Loss on disposal of assets	752	299
Deferred taxes	2,253	(733)
Changes in operating assets and liabilities:
Accounts receivable, net	(14,064)	1,751
Inventories	(55,403)	(26,869)
Prepaid expenses and other current assets	8,261	5,874
Other assets	(2,096)	(396)
Accounts payable	36,346	10,144
Accrued expenses and other current liabilities	5,519	(3,618)
Other liabilities	1,438	766
Operating leases	(18,370)	(5,923)
Net cash provided by operating activities	$83,843	$73,850
Cash flows from investing activities
Purchases of property and equipment	(51,089)	(31,462)
Net cash used in investing activities	$(51,089)	$(31,462)
Cash flows from financing activities
Repayments on finance lease obligations	(248)	(229)
Repurchases of common stock	(25,003)	(12,502)
Tax withholding payments for net share settlement	(9,469)	(4,195)
Proceeds from the exercise of stock options	192	87
Net cash used in financing activities	$(34,528)	$(16,839)
Net increase in cash and cash equivalents	(1,774)	25,549
Cash and cash equivalents, beginning of period	141,036	69,770
Cash and cash equivalents, end of period	$139,262	$95,319

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$909	$592
Cash paid for interest	$316	$312
Supplemental disclosure of non-cash activities:
Unpaid purchases of property and equipment	$18,706	$17,973

Boot Barn Holdings, Inc.

Store Count

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	June 27,	March 28,	December 27,	September 27,	June 28,	March 29,	December 28,	September 28,
	2026	2026	2025	2025	2025	2025	2024	2024
Store Count (BOP)	539	514	489	473	459	438	425	411
Opened/Acquired	27	25	25	16	14	21	13	15
Closed	—	—	—	—	—	—	—	(1)
Store Count (EOP)	566	539	514	489	473	459	438	425

Boot Barn Holdings, Inc.

Selected Store Data

	Thirteen Weeks Ended
	June 27,	March 28,	December 27,	September 27,	June 28,	March 29,	December 28,	September 28,
	2026	2026	2025	2025	2025	2025	2024	2024
Selected Store Data:
Same Store Sales growth	4.7%	6.1%	5.7%	8.4%	9.4%	6.0%	8.6%	4.9%
Stores operating at end of period	566	539	514	489	473	459	438	425
Comparable stores open during period(1)	463	441	426	411	401	382	374	363
Total retail store selling square footage, end of period (in thousands)	6,460	6,147	5,810	5,495	5,307	5,133	4,877	4,720
Average retail store selling square footage, end of period	11,414	11,404	11,304	11,238	11,220	11,183	11,134	11,105
Average sales per comparable store (in thousands)(2)	$1,046	$934	$1,291	$996	$1,031	$926	$1,301	$952

(1)	Comparable stores have been open at least 13 full fiscal months as of the end of the applicable reporting period.
(2)	Average sales per comparable store is calculated by dividing comparable store trailing three-month sales for the applicable period by the number of comparable stores operating during the period. Included in this calculation are stores opened in recent years that have not yet reached sales maturity.